                                                                   EXHIBIT 10.31


                                 FIRST AMENDMENT
                                     TO THE
                       SCI 401(K) RETIREMENT SAVINGS PLAN

         AMENDMENT by Service Corporation International, a corporation organized and existing under the laws of the State of Texas, (hereinafter referred to as Company).

                                   WITNESSETH:

         WHEREAS, the Company previously adopted and maintains the SCI 401(k) Retirement Savings Plan (the Plan); and

         WHEREAS, pursuant to Article XVIII of the Plan, the Company may amend the Plan at any time; and

         WHEREAS, the Company desires to amend the Plan in certain respects,

         NOW, THEREFORE, BE IT RESOLVED, that effective as of July 1, 2000 except where otherwise provided, the Plan is hereby amended as follows:

1.       Section C(2) of the Adoption Agreement is amended as follows:

         "(2) There will be a short Plan Year for the period beginning July 1, 2000 and ending December 30, 2000. From and after December 31, 2000, Plan Year shall mean the twelve consecutive month period beginning on each December 31 and ending on the next December 30."

2. Section (D)(1) of the Adoption Agreement to the Plan shall be amended to delete the "x" in Section (D)(1)(a) and amend Section (D)(1)(c) to read as follows:

         "(c) [x] All employees who are not covered by a collective bargaining agreement or who are covered by a collective bargaining agreement which provides for participation in the Plan. An employee will not be considered to be covered by a collective bargaining agreement for purposes of eligibility to participate unless retirement benefits were the subject of good faith bargaining between the employer and the employees' representatives.

3. Effective as of January 1, 2001, Section (I) of the Adoption Agreement to the Plan shall be amended to eliminate the election of a discretionary percentage matching contribution in (2)(b) and electing instead a discretionary graduated matching contribution and amending Section (2)(c) of the Adoption Agreement to read as follows:

         "COMPANY MATCHING AND COMPANY QUALIFIED MATCHING CONTRIBUTIONS

         (c) [x] DISCRETIONARY GRADUATED MATCH - An amount equal to a specified percentage of the Elective Deferrals, the total contribution not to exceed the lesser of $ NA or 6% of Compensation. The specified percentage will vary with the Years of Service credited to the Participant for vesting purposes as follows:

              Years of Service          Percentage Match
              ----------------          ----------------
                    0-5                       75%
                    6-10                     110%
                    11 or more               135%

         The above-stated Matching Contribution will apply effective as of January 1, 2001 and for each calendar year thereafter, unless and until such Company Matching Contribution shall be revoked or modified by action of the Executive Committee of the Company."

4.       Part I of the Plan is amended to add a new subsection 1.50 as follows:

         "1.50 APPLICABLE TAX YEAR means the Tax Year in which the Plan Year begins."

5.       Part I of the Plan is amended to add a new subsection 1.51 as follows:

         "1.51 TAX YEAR means the fiscal year of the Company which begins on January 1 and ends on December 31."

6. Part I of the Plan Document is amended to add a new subsection 1.52 as follows:

         "1.52 SPECIFIED MINIMUM EMPLOYER CONTRIBUTION. An amount contributed by the Employer to the Trust pursuant to Section 4.16 of the Plan."

7.       Section 3.2 of the Plan shall be amended to read as follows:

         "3.2 ELIGIBILITY COMPUTATION PERIOD. Years of Service and Breaks in Service for purposes of determining eligibility to participate in the Plan shall be measured on the same eligibility computation period. The eligibility computation period is the 12-consecutive month period beginning on the date the Employee first performs an Hour of Service for the Company (employment commencement date) and each anniversary of such date thereafter."

8. Part IV of the Plan is amended by the addition of a new Section 4.16 as follows:

         "4.16 SPECIFIED MINIMUM EMPLOYER CONTRIBUTIONS. Notwithstanding any provision of the Plan to the contrary, the following provisions shall govern the treatment of Specified Minimum Employer Contributions.

         (a) Frequency and Eligibility. For each Plan Year beginning on and after December 31, 2000, the Employer shall make a discretionary Specified Minimum Employer Contribution on behalf of the group of Employees who are Employees and Plan Participants from the first day through the last day of the Applicable Tax Year (First Day Participants). For purposes of the Applicable Tax Year beginning January 1, 2000 and ending December 31, 2000, First Day Participants shall be the group of Employees who are Employees from the first day through the last day of the Applicable Tax Year and Plan Participants from July 1, 2000 through the last day of the Applicable Tax Year. The Specified Minimum Employer Contribution will be based on Compensation earned by the First Day Participants in the Applicable Tax Year. The Specified Minimum Employer Contribution for each Plan Year shall be in an amount determined by the Board of Directors by appropriate resolution on or before the last day of the Applicable Tax Year.

         (b) Allocation Method. Each First Day Participant's share of the Specified Minimum Employer Contribution for each Plan Year shall be determined as follows:

                  (1) The Specified Minimum Employer Contribution shall be allocated during the Plan Year as Elective Deferral Contributions described in Section 1.20 of the Plan and Company Matching Contributions described in
                           Section 1.10 of the Plan, to the Account of each First Day Participant pursuant to Part IV of the Plan and Sections G and I of the Adoption Agreement. Such Matching Contributions shall be made without regard to any last-day requirement, or any other Year of Service or hour-of-service requirement.

                  (2) Second, if any of the Specified Minimum Employer Contribution remains after the allocation in Section 4.16(b)(1) above, the remainder shall, to the extent allowable under section 415 of the Internal Revenue Code, be allocated as an additional Company Matching Contribution on the last day of the Plan Year to each First Day Participant's Company Matching Contribution Account, as defined in Section 8.1, in the ratio that such First Day Participant's Elective Deferral Contributions during the Plan Year bear to the Elective Deferral Contributions of all First Day Participants during the Plan Year.

                  The Specified Minimum Employer Contributions allocated as an additional Company Matching Contribution shall be treated in the same manner as Company Matching Contributions for all purposes of the Plan.

                  (3) Third, any balance of the Specified Minimum Employer Contribution remaining unallocated after the allocation in section 4.16(b)(2) above, shall be allocated as a Company Profit Sharing Contribution to each First Day Participant's Company Profit Sharing Contribution Account, as defined in Section 8.1, in the ratio that the First Day Participant's Compensation during the Plan Year bears to the total Compensation of all First Day Participants during the Plan Year.

                  (4) Fourth, any balance of the Specified Minimum Employer Contribution remaining unallocated after the allocation in section 4.16(b)(3), above, shall be allocated as a Company Profit Sharing Contribution to the Company Profit Sharing

                           Contribution Account, as defined in Section 8.1, of each employee who was a Participant in the Plan on the first day of the Plan Year, in the ratio that such Participant's Compensation during the Plan Year bears to the total Compensation of all such Participants during the Plan Year.

                  (5) The Administrator shall reduce the proportionate allocation under Section 4.16(b)(2), (3), and (4) above, to Participants who are Highly Compensated Employees to the extent necessary to comply with the provisions of section 401(a)(4) of the Internal Revenue Code and the regulations thereunder. Any such amount will be allocated and reallocated to the remaining Participants to the extent allowed under section 415 of the Internal Revenue Code.

                  Notwithstanding any other provision of the Plan to the contrary, any allocation of Elective Deferral Contributions to a First Day Participant's Elective Deferral Account shall be made under Section G of the Adoption Agreement or this section, as appropriate, but not both sections. Similarly, any allocation of Company Matching Contributions to a First Day Participant's Company Matching Account shall be made under either Section I of the Adoption Agreement or this section, as appropriate, but not both sections.

         (c) Timing, Medium and Posting. The Employer shall make the Specified Minimum Employer Contribution in cash or in Company Stock, in one or more installments without interest, at any time during the Plan Year, and for purposes of deducting such Contribution, not later than the Employer's federal tax filing date, including extensions, for its Tax Year that ends within such Plan Year. The Trustee shall post such amount to each First Day Participant's Elective Deferral Account, Company Matching Account, or Company Profit Sharing Contribution Account once the allocations under (1) through (5), above, are determined.

         The Specified Minimum Employer Contribution shall be held in a suspense account until posted. Such suspense account shall not participate in the allocation of investment gains, losses, income and deductions of the trust as a whole, but shall be invested separately. All gains, losses, income and deductions attributable to such suspense account shall be applied to reduce Plan fees and expenses. In no event will amounts remain in the suspense account after the end of the Plan Year.

         (d) Deduction Limitation. In no event shall the Specified Minimum Employer Contribution, when aggregated with other Employer and Participant contributions for the Employer's Tax Year that ends within such Plan Year, exceed the amount deductible by the Employer for federal income tax purposes for such Tax Year."

9. The first paragraph of Section 9.3 of the Plan shall be amended by substituting the words "calendar year" in each place that the words "Plan Year" appear.

10. The first sentence of Addendum B of the Plan shall be amended to read as follows:

11. "The following additional provisions concerning qualifying Employer securities are included as an addendum to Part VI of the SCI 401(k) Retirement Savings Plan (the "Plan")."

12.      Section 6.4 of Addendum B of the Plan shall be redesignated as Section
         6.6 and the remaining sections of Addendum B shall be redesignated accordingly.

13. Addendum B of the Plan shall be amended to add a new Section 6.7 to read as follows:

         "6.7 COMPANY CONTRIBUTIONS MADE IN COMPANY STOCK.

                  All Company Matching Contributions and other contributions made by the Company other than Elective Deferrals shall be made in Company Stock unless the Company, by action of its Board of Directors, shall specify that such contributions shall be made in cash. Prior to making any such contribution, the Company shall specify the amount to be contributed in a notice to the Applicable Fiduciary. The Applicable Fiduciary shall determine the price assigned to and the number of shares necessary to satisfy the amount of such contribution (based on the closing price of such shares on a national securities exchange as of the day immediately prior to such determination and such other factors as the Applicable Fiduciary may in its discretion deem appropriate) and shall provide notice to the Company on the date of such determination of the number of shares required to be contributed. The Company shall contribute such shares through original issuance of shares, purchase from the Company's treasury, purchase through national securities exchange, or pursuant to other arrangements mutually agreed upon by the Company and the Applicable Fiduciary. Shares of Company Stock contributed by the Company shall be held in the Company Stock Fund and shall be subject to all relevant provisions of the Plan and this Addendum B."

13. Except as amended herein, the Plan is hereby ratified and affirmed in all respects.

         IN WITNESS WHEREOF, this Amendment is adopted this _______ day of __________________, 2000.

                                    SERVICE CORPORATION INTERNATIONAL



                                    ---------------------------------


Attest:


--------------------------------
(Seal)
Secretary